KIRKLAND’S

KIRKLAND’S ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER

NASHVILLE, Tenn. (May 23, 2017) — Kirkland’s, Inc. (NASDAQ: KIRK) today announced that Adam Holland, the Company’s Vice President and Chief Financial Officer, has resigned to assume a similar role with a company in the healthcare industry. Mr. Holland will remain with Kirkland’s in his current capacity until June 14, 2017. The Company has named its Controller, Nicole Strain, to serve as Interim Chief Financial Officer.

Mike Madden, Kirkland’s President and Chief Executive Officer, noted, “We would like to thank Adam for his years of dedicated service to Kirkland’s, his leadership in building a strong finance organization, and his contributions to our Company’s growth initiatives. While we will miss his valuable partnership, we wish him great success in his new opportunity. Nicole’s previous experience as a chief financial officer, along with the depth of our finance team, gives us the luxury of taking the time to find the right person for our needs going forward.”

Mr. Holland added, “My twelve years with Kirkland’s has been deeply rewarding on both a professional and personal level, and my decision to accept a new career challenge was not easily made. Kirkland’s is a wonderful organization with a bright future, and I look forward to following its progress.”

About Kirkland’s, Inc.
Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 401 stores in 36 states as well as an e-Commerce enabled website, www.kirklands.com.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, possibility of new tax legislation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, the ability to control employment, and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on March 31, 2017 and subsequent reports. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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